Exhibit 10.1

TRANSITION SERVICES AGREEMENT

dated as of

December 23, 2020

among

LANE BRYANT BRANDS OPCO LLC,

PREMIUM BRANDS OPCO LLC,

PREMIUM BRANDS SERVICES LLC

and

ASCENA RETAIL GROUP, INC.

TABLE OF CONTENTS

i

SCHEDULES

Schedule A: Seller Transition Services

Schedule B: Buyer Transition Services

ii

TRANSITION SERVICES AGREEMENT

TRANSITION SERVICES AGREEMENT (this “Agreement”) dated as of December 23, 2020 among Lane Bryant Brands Opco LLC, an Ohio limited liability company (“LB Opco”), Premium Brands Services LLC, an Ohio limited liability company (“PB Services”), Premium Brands Opco LLC, an Ohio limited liability company (“PB Opco”, and together with LB Opco and PB Services, “Buyer”), and Ascena Retail Group, Inc., a Delaware corporation (“Seller”).

W I T N E S S E T H:

WHEREAS, Premium Apparel LLC (“Buyer Holdco”) and Seller are parties to that certain Asset Purchase Agreement dated as of November 26, 2020 (the “Asset Purchase Agreement”), pursuant to which Buyer Holdco or one or more of the Buyer Designees (as defined therein) has agreed to purchase from the Selling Entities (as defined therein), and the Selling Entities have agreed to sell to Buyer Holdco or one or more of the Buyer Designees, the Purchased Assets (as defined therein), and Buyer Holdco or one or more of the Buyer Designees has agreed to assume from the Selling Entities, the Assumed Liabilities (as defined therein), in each case pursuant to the terms and subject to the conditions set forth in the Asset Purchase Agreement and further subject to the Sale Order and any Final Orders of the Bankruptcy Court in the Bankruptcy Case; and

WHEREAS, the Asset Purchase Agreement contemplates that the parties hereto will, at the Closing (as defined therein), enter into this Agreement for the provision of certain transitional services by each party, upon the terms and provisions and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained in this Agreement, the sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

Article 1
Definitions

Section 1.01.     Definitions. (a) Capitalized terms used but not defined in this Agreement shall have the respective meanings assigned to such terms in the Asset Purchase Agreement.

(b)          Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Asset Purchase Agreement	Recitals
Baseline Period	2.02(a)
Current Employee Term	3.01(a)
Buyer	Preamble

Term	Section
Buyer Directions	3.02(a)(ii)
Buyer Holdco	Recitals
Compensation Costs	4.02(a)
Confidential Information	5.01(a)
Developed Intellectual Property	2.07(d)
Force Majeure	2.09(a)
GDPR	2.08
Indemnified Party	7.02
Indemnifying Party	7.02
Invoice Accounting Referee	4.04(d)
Invoice Date	4.04(a)
Invoice Dispute	4.04(d)
IT Systems	5.02(a)
LB Opco	Preamble
Payment Date	4.04(b)
PB Opco	Preamble
PB Services	Preamble
Provider Entity	2.01(a)
Provider Indemnified Person	7.01(a)
Recipient Entity	2.01(a)
Recipient Indemnified Person	7.01(b)
Remaining Employees	3.06
Representatives	5.01(b)
Sales Taxes	4.03
Seller	Preamble
Service	2.01(a)
Service Costs	4.01
Service Period	6.01
Term	6.01
Termination Notice	6.02(a)(i)
Third Party Costs	4.02(a)
Trade Services Employees	3.05
Trade Services Transfer Time	3.05
Transition Period	6.03(a)
TSA Records	5.03(a)
Wind Down Period	3.06

Section 1.02.     Construction.

(a)          The terms “hereby,” “hereto,” “hereunder” and any similar terms as used in this Agreement refer to this Agreement in its entirety and not only to the particular portion of this Agreement where the term is used.

(b)          The terms “including,” “includes” or similar terms when used herein shall mean “including, without limitation.”

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(c)          The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms, and the masculine gender shall include the feminine and neuter genders, and vice versa, as the context shall require.

(d)          Any reference to any federal, state, provincial, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and will be interpreted to include any amendment to, revision of or successor to such Law regardless of how it is numbered or classified; provided that, for the purposes of the representations and warranties set forth herein, with respect to any violation of or non-compliance with, or alleged violation of or non-compliance, with any Code section or Law, the reference to such Code section or Law means such Code section or Law as in effect at the time of such violation or non-compliance or alleged violation or non-compliance.

(e)          Unless otherwise indicated, references to (a) Articles, Sections, Schedules and Exhibits refer to Articles, Sections, Schedules and Exhibits of and to this Agreement, (b) capitalized terms not defined in the Schedules shall have the meaning given then in this Agreement or the Asset Purchase Agreement, and (c) references to $ (dollars) are to United States Dollars.

(f)           The words “to the extent” shall mean “the degree by which” and not “if.”

(g)          When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a day other than a Business Day, the period in question will end on the next succeeding Business Day.

(h)          The word “will” will be construed to have the same meaning and effect as the word “shall”. The words “shall,” “will,” or “agree(s)” are mandatory, and “may” is permissive.

(i)           All references to a day or days shall be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.

Article 2
Services

Section 2.01.     Services. (a) Subject to the terms and conditions set forth in this Agreement, commencing on the Closing Date and continuing thereafter until the termination or expiration of services pursuant to Article 6, (i) Seller agrees to provide to Buyer, or procure the provision to Buyer of, the transition services set forth on Schedule A and Article 3 in consideration of the fees payable by Buyer to Seller pursuant to Article 4, and (ii) Buyer agrees to provide to Seller, or procure the provision to Seller of, the transition services set forth on Schedule B and Article 3 in consideration of the fees payable by Seller to Buyer pursuant to Article 4. Each of the services set forth on Schedules A and B, as such Schedules may be amended from time to time in accordance with this Agreement, and Article 3 are referred to individually as a “Service” and collectively as the “Services.” The party providing a Service pursuant to this Agreement shall be referred to as the “Provider Entity” with respect to such Service and the party receiving such Service pursuant to this Agreement shall be referred to as the “Recipient Entity” with respect to such Service.

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(b)          It is understood and agreed that (i) the Services to be provided to any Recipient Entity under this Agreement shall, at such Recipient Entity’s request, be provided to any Person that is an Affiliate of such Recipient Entity (in which case, such Affiliate shall be included in the definition of “Recipient Entity” for all purposes hereof in respect of such Service), which Affiliates it may change at its discretion from time to time, and (ii) any Provider Entity may satisfy its obligation to provide or procure Services hereunder by causing one or more of its Affiliates to provide or procure such Services (in which case, such Affiliates shall be included in the definition of “Provider Entity” for all purposes hereof in respect of such Service), which Affiliates it may change at its discretion from time to time; provided that such Provider Entity and such Recipient Entity, as the case may be, shall remain responsible for the performance of such Affiliates. Except as contemplated by this Section 2.01(b), no Recipient Entity shall resell or pass through any of the Services to any Person.

(c)          At any time prior to the expiration of this Agreement, the Recipient Entity may request in writing that Providing Entity make available under the terms of this Agreement services in addition to those set forth on Schedule A or Schedule B or Article 3, as applicable (“Additional Services”). The parties will work collaboratively and in good faith to determine whether an Additional Service should be added to this Agreement, and the appropriate scope, service level (if applicable) and duration of such Additional Service. Any approved Additional Service shall be considered a “Service” within the scope of this Agreement and shall be charged to Recipient Party at cost (or as otherwise may be agreed in writing) for such Service from the date such Services were first provided to Recipient Entity.

(d)          Except for the Services expressly contemplated to be provided in accordance with this Section 2.01 or Article 3, neither party shall have any obligation under this Agreement to provide any services to the other party.

(e)          Notwithstanding anything herein to the contrary, in no event shall any Provider Entity be required to provide any services not otherwise expressly provided for in this Agreement and the Schedules hereto.

Section 2.02.     Standard of Service. (a) Unless otherwise indicated on Schedule A or B hereto or Article 3 or the parties agree in writing to a different arrangement, the standard of quality of any Service required to be provided to the Recipient Entity hereunder shall be consistent in all material respects with the standard of quality of such Service as provided by the Seller and its Affiliates to the Business during the 12-month period prior to the Closing (the “Baseline Period”).

(b)          The Provider Entity agrees that all Services it provides or causes to be provided will be provided in compliance with applicable Law.

(c)          Provider Entity shall not be responsible for any inability to provide a Service or any delay in doing so to the extent that such inability or delay is the result of the failure of Recipient Entity to timely provide the information, access or other cooperation necessary for Provider Entity to provide such Service.

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Section 2.03.     Changes to the Services. It is understood and agreed that Buyer in its capacity as Provider Entity may from time to time modify, change or enhance the manner, nature, quality and/or standard of care of any Service provided to the Recipient Entity to the extent that Buyer or its Affiliates are making a similar change in the performance of such services for Buyer or its Affiliates; provided that any such modification, change or enhancement is not reasonably expected to have an adverse effect on such Service in any material respect.

Section 2.04.     Third Party Licenses and Consents. The Provider Entity shall use commercially reasonable efforts to obtain, and to keep and maintain in effect, all governmental or third party licenses, consents or amendments required for the provision of any Service by the Provider Entity in accordance with the terms of this Agreement; provided that if the Provider Entity is unable to obtain any such license, consent or amendment, the Provider Entity shall promptly notify the Recipient Entity in writing and shall, and shall cause its Affiliates to, use commercially reasonable efforts to implement an appropriate alternative arrangement (to the extent that such alternative arrangement complies with applicable law and any contract to which the Provider Entity is a party) under which Recipient Entity would obtain the benefit of such Service to the same extent (or as nearly as practicable) as if such license, consent or amendment were obtained, and each party will continue to use its commercially reasonable efforts to obtain any such required consent or amendment. The costs relating to obtaining any such licenses, consents or amendments, to the extent that such costs are required for the provision of a Service by the Provider Entity to the Recipient Entity, shall be borne by the Recipient Entity; provided that the Provider Entity shall not incur any costs for which the Recipient Entity would be liable without the prior written consent of the Recipient Entity. If any such license, consent, amendment or alternative arrangement is not available despite the commercially reasonable efforts of the Provider Entity and its Affiliates or, if applicable, as a result of the Recipient Entity failing to consent to the incurrence of costs relating to obtaining any such license, consent or amendment, the Provider Entity shall not be required to provide the affected Services.

Section 2.05.     Third Party Providers. If the Provider Entity receives written notice from any third party service provider that such Person intends to terminate a service pursuant to which the Provider Entity provides a Service to the Recipient Entity, then the Provider Entity shall (a) provide a copy of such written notice to the Recipient Entity and (b) use commercially reasonable efforts to secure the continued provision of that Service from such third party or an alternative service provider. If the Provider Entity is unable to secure the continued provision of that Service from such third party or an alternative service provider, the Provider Entity shall not be required to provide the affected Service (and, for the avoidance of doubt, the Recipient Entity shall not be liable for any fees in respect of such Service, to the extent not provided).

Section 2.06.     Cooperation. Seller and Buyer shall share information and otherwise cooperate to the extent reasonably necessary to facilitate the provision and receipt of Services under this Agreement. The parties will, and will cause their respective Affiliates to, cooperate in a commercially reasonable manner in order that the respective obligations of the parties under this Agreement will be effectively efficiently and promptly discharged.

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Section 2.07.     Intellectual Property. (a) Subject to the terms and conditions of this Agreement, with respect to each Service, each Provider Entity (on behalf of itself and its Affiliates) hereby grants to each Recipient Entity and its Affiliates a limited, non-exclusive, royalty-free, non-sublicensable, non-assignable (except as expressly provided for in Section 8.04) license on an “as is,” warranty-free basis, solely during the Service Period for such Service, to use any Intellectual Property (other than trademark rights) that is both (i) owned or licensable by such Provider Entity or any of its Affiliates and (ii) provided or otherwise made available by such Provider Entity or any of its Affiliates to such Recipient Entity as part of such Service, but in each case, solely to the extent necessary for such Recipient Entity and its Affiliates to receive and use such Service as provided for and in accordance with this Agreement, subject to any applicable third party restrictions or limitations.

(b)          Subject to the terms and conditions of this Agreement, with respect to each Service, each Recipient Entity (on behalf of itself and its Affiliates) hereby grants to each Provider Entity and its Affiliates a limited, non-exclusive, royalty-free, non-sublicensable, non-assignable (except as expressly provided for in Section 8.04) license on an “as is”, warranty-free basis, solely during the Service Period for such Service, to use any Intellectual Property (other than trademark rights) owned or licensable by such Recipient Entity or any of its Affiliates, but in each case solely to the extent necessary for such Provider Entity, its Affiliates or any third party service provider to perform such Service as provided for an in accordance with this Agreement (it being understood that such Provider Entity and its Affiliates shall have the right to grant a sublicense to the foregoing license to any third party service provider).

(c)          ALL INTELLECTUAL PROPERTY LICENSED HEREUNDER ARE PROVIDED ON AN “AS IS” BASIS WITH NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND, INCLUDING WITH RESPECT TO MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE OR NON-INFRINGEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NO LICENSES OR OTHER RIGHTS TO ANY INTELLECTUAL PROPERTY OR OTHER ASSETS ARE GRANTED TO EITHER PARTY HERETO UNDER THIS AGREEMENT, WHETHER BY IMPLICATION, ESTOPPEL, EXHAUSTION OR OTHERWISE, AND EACH PARTY HERETO RETAINS AND RESERVES ALL RIGHTS NOT EXPRESSLY GRANTED UNDER THIS AGREEMENT.

(d)          Except as expressly set forth in this Section 2.07, this Agreement and the performance of the Services hereunder shall not affect the ownership of any Intellectual Property or other assets of each party. As between the parties, Buyer or its designee shall solely and exclusively own any and all Intellectual Property (including any and all data) that arise out of, or result from or are derived from any and all Services (“Developed Intellectual Property”). Seller hereby irrevocably assigns, and shall cause its Affiliates, or its or their respective employees, authorized agents and subcontractors, to assign, to Buyer or its designee all of Seller’s and its Affiliates’ (or its or their respective employees’, authorized agents’ and subcontractors’) rights, title and interest in and to the Developed Intellectual Property. Seller shall (and shall cause its Affiliates and its or their respective employees, authorized agents and subcontractors to) execute all other documents and take all actions as may be necessary or desirable to enable Buyer (or its designee) to prosecute, perfect, enforce, defend, register and/or record its right, title and interest in, to and under the Developed Intellectual Property.

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Section 2.08.     Data Ownership and Data Protection. The Provider Entity shall use any and all data collected, processed, used, or stored by or on behalf of any Recipient Entity during the performance of any Services solely for the purpose of providing the Services and in compliance with all applicable privacy and data protection Laws and any other third party contractual obligations that such Recipient Entity notifies the Provider Entity of in writing. To the extent the EU General Data Protection Regulation 2016/679 (the “GDPR”) is or becomes applicable to any such data and the provision of the Services hereunder, the parties shall promptly execute a data processing addendum to the extent required by the GDPR which shall govern the collection, use, storage and other processing of such data in connection with such Services.

Section 2.09.     Force Majeure. (a) For purposes of this Section 2.09, “force majeure” means an event beyond the reasonable control of either party, which by its nature could not have been foreseen by such party, or, if it could have been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, threat, declaration, continuation, escalation or acts of war (declared or undeclared) or acts of terrorism, failure or shortage of energy sources, raw materials or components, strike, walkout, lockout or other labor trouble or shortage, delays by unaffiliated suppliers or carriers, and acts, omissions or delays in acting by any Governmental Authority or the other party.

(b)          Neither party shall be under any liability for failure to fulfill any obligation under this Agreement, so long as, and to the extent to which, the fulfillment of such obligation is prevented, frustrated or delayed as a consequence of circumstances of force majeure; provided that (i) such party shall have used commercially reasonable efforts to minimize the effect of such force majeure on its obligations hereunder, and (ii) such force majeure has prevented such party or its Affiliates from providing services similar to the affected Services to such party’s business organization. For the avoidance of doubt, while such force majeure is in effect the Recipient Entity’s payment obligations with respect to any effected Services shall be suspended so long as and to the extent that the Recipient Entity is not receiving such Service. At the Recipient Entity’s request, the Provider Entity shall, and shall cause its Affiliates to, cooperate with the Recipient Entity in acquiring any Service affected by such force majeure from, or transitioning any such Service to, an alternative source. Upon the cessation of the force majeure, the parties will use their commercially reasonable efforts to promptly resume performance of their obligations under this Agreement.

(c)          The party affected by the force majeure event shall notify the other party of that fact as soon as practicable.

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Article 3
Employees

Section 3.01.     Current Employee Services.

(a)          From the Closing through December 31, 2020 (the “Current Employee Term”), Seller shall, and shall cause each of the other Selling Entities to:

(i)        continue to employ all Current Employees in order to perform the same functions, roles and services for Buyer or one or more of the Buyer Designees as were performed for Seller or any of the other Selling Entities prior to the Closing Date in respect of the Business and otherwise perform such functions, roles and services as reasonably directed by Buyer or one or more of the Buyer Designees in connection with the transition of the Business to Buyer and the Buyer Designees, other than any Current Employee who terminates his or her employment; and

(ii)       continue in effect all Seller Benefit Plans in effect as of the Closing Date (except to the extent any such Seller Benefit Plan relates to equity or equity-based awards of the Seller Entities or any of their Affiliates), without any material amendment, modification or termination thereto (other than any amendments or modifications required by applicable Law) as they relate to the Current Employees, and ensure that all Current Employees continue to remain eligible to participate in such Seller Benefit Plans in accordance with the terms and conditions thereof.

(b)          The services described in Section 3.01(a) shall constitute a “Service” hereunder. The parties hereto acknowledge and agree that (i) the Buyer or one or more of the Buyer Designees shall be responsible for all Liabilities arising from the employment (including any termination-related Liabilities) of any Current Employee following the Closing Date; (ii) none of the Selling Entities guarantee the actions or omissions of any Current Employee or the quality of work of any Current Employee; and (iii) none of the Selling Entities guarantee that any individual will remain a Current Employee. None of Selling Entities shall be responsible for any Current Employee who resigns or otherwise terminates his or her employment, nor shall any of them be obligated to replace any such Current Employee (but the Selling Entities may replace any such Current Employee who resigns during the Current Employee Term upon reasonable request of Buyer).

(c)          Effective immediately following expiration of the Current Employee Term, each Seller Benefit Plan, and any right, title or interest in any assets of or relating thereto (except to the extent such Seller Benefit Plan relates to equity or equity-based awards of the Selling Entities or any of their Affiliates), shall transfer to Premium Brands Services LLC, and Premium Brands Services LLC shall assume all Liabilities related thereto, in each case, in accordance with and subject to the terms and limitations of the Asset Purchase Agreement. The parties hereto will cooperate reasonably and in good faith to execute any additional document(s) that are reasonably necessary to transfer the sponsorship of such Seller Benefit Plans (excluding, for the avoidance of doubt, any equity or equity-based awards of the Selling Entities or any of their Affiliates) as of the expiration of the Current Employee Term, including an assignment and assumption agreement.

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(d)          At the reasonable request of the other party hereto, as applicable, from time to time and without further consideration, each party hereto shall execute and deliver, or shall cause to be executed and delivered, such acknowledgments, assurances and other documents as may be reasonably necessary for such party to satisfy and perform its obligations hereunder.

Section 3.02.     Current Employee Matters.

(a)          During the Current Employee Term:

(i)        all services, acts and activities of the Current Employees in the course of their employment shall be for the benefit of the Buyer or one or more of the Buyer Designees (except for (A) any nonmaterial services, acts or activities necessary to effectuate the Seller Entities’ obligations in the bankruptcy case, under the Asset Purchase Agreement, or in the wind-down of their operations, or (B) in connection with the provision of other Services hereunder); and

(ii)       except as otherwise provided by the terms of this Agreement, Buyer or one or more of the Buyer Designees shall, in their sole discretion, have the authority to make all employment-related decisions with respect to the Current Employees in connection with their provision of Services hereunder (the “Buyer Directives”), including (A) directing the general scope, manner and method of activities that the Current Employees will perform on behalf of the Buyer, one or more of the Buyer Designees and the Business, (B) directing and managing the Current Employees in connection with such activities, (C) setting policies and procedures and codes of conduct with respect to the Current Employees in connection with such activities, and (D) the right to request that the Selling Entities terminate the employment of any particular Current Employee (in which case, for the avoidance of doubt, the Buyer or one or more of the Buyer Designees shall be responsible for the applicable Compensation Costs and any other costs or Liabilities incurred or related to such employee’s termination of employment, including any costs to comply with or Liabilities relating to the WARN Act with respect to terminations of employment of Current Employees after the Closing); provided, however, that, notwithstanding the foregoing, following any such termination of employment by Buyer or one or more of the Buyer Designees, Seller may elect, in its sole discretion, to retain any such Current Employee to assist in the wind-down of its operations; provided that, following such election by Seller, such individual shall no longer be a Current Employee under this Agreement (and, for the avoidance of doubt, Seller shall be responsible for the applicable Compensation Costs and any severance costs and other Liabilities that arise following the date of such election).

(b)          For the avoidance of doubt, Buyer and Seller acknowledge that the services, acts and activities of the Current Employees would ordinarily be performed by Buyer’s and the Buyer Designees’ own employees. Additionally, Buyer or one or more of the Buyer Designees shall provide all supplies, equipment, and other resources necessary for Current Employees to perform their employment services. Buyer or one or more of the Buyer Designees has the sole right to supervise, direct, and control the work performed by the Current Employees as necessary to conduct the Business or to comply with any licensing, statutory, or regulatory requirement applicable to the Buyer or one or more of the Buyer Designees.

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(c)          Notwithstanding the foregoing, for the avoidance of doubt, the Buyer and the Buyer Designees shall comply with all applicable Law relating to the Buyer Directives, and neither the Buyer nor any of the Buyer Designees shall instruct Seller or any of the other Selling Entities to undertake any act or omission with respect to the Current Employees, and neither Seller nor any of the other Selling Entities shall be required to take or omit to take any action with respect to the Current Employees, if the same would violate applicable Law or could reasonably be expected to result in Liability to the Seller or any of the other Selling Entities.

(d)          Effective as of the expiration of the Current Employee Term, except as otherwise provided in Section 3.05 hereof, all then remaining Current Employees shall become employees of one or more of the Buyer Designees on terms that are in compliance with the requirements of Section 7.7 of the Asset Purchase Agreement.

Section 3.03.     Insurance. Buyer or one or more of the Buyer Designees shall at all times during the Current Employee Term, maintain worker’s compensation and employer’s liability insurance policies (at Buyer’s cost but without duplication of benefits under the Asset Purchase Agreement) with respect to the Current Employees (and shall endorse Seller as a named insured on all such policies), in such amounts (if any) and with such limits (if any) as are consistent with the amounts and limits the Selling Entities maintained in respect of the Current Employees immediately prior to the Closing Date, or as the parties hereto may from time to time otherwise agree in writing. For the avoidance of doubt, Buyer and the Buyer Designees may, with the advance written approval of Seller (which shall not unreasonably be withheld): (a) self-insure those risks at their discretion consistent with the ordinary course in accordance with applicable Laws, and (b) shift from self-insured workers compensation plans or programs to third-party insured plans or programs if self-insurance is no longer available to Buyer and the Buyer Designees under applicable Law. For the avoidance of doubt, the costs of maintaining and providing such insurance shall be borne by the Buyer or one or more of the Buyer Designees. The provisions of this Section 3.03 shall apply, mutatis mutandis, to the Seller with respect to the Remaining Employees.

Section 3.04.     Selling Entities as Employer. The parties hereto acknowledge and agree that, in order to provide the Services pursuant to this Article 3, the relevant Selling Entity is and shall remain during the Current Employee Term the employer of the Current Employees for wage reporting and benefits purposes only, and the Current Employees shall remain subject to the terms of the Seller Benefit Plans (excluding, for the avoidance of doubt, any equity or equity-based awards of the Selling Entities or any of their Affiliates) and other policies, procedures, codes of conduct and other rules established by the Selling Entities regarding conditions of employment that may be necessary for the Selling Entities to provide the Services pursuant to this Article 3.

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Section 3.05.     Trade Services Employees. Notwithstanding any provision to the contrary contained in this Agreement or the Asset Purchase Agreement, the Current Employees related to the trade services and broker of record functions of the Selling Entities set forth on Schedule 3.05 (or their replacements, if any, in accordance with this Agreement) are referred to as “Trade Services Employees.” Notwithstanding the expiration of the Current Employee Term, until such time as one of the Buyer Designees has in place its importer of record broker license (the “Trade Services Transfer Time”), the relevant Selling Entities shall continue to employee the Trade Services Employees, the provisions of Section 3.01 through Section 3.04 and Section 4.02 shall continue to apply with respect to the Trade Services Employees as if the Current Employee Term continued until the Trade Services Transfer Time; provided that:

(a)          the Seller Benefit Plans (excluding, for the avoidance of doubt, any equity or equity-based awards of the Selling Entities or any of their Affiliates) will transfer upon the original expiration of the Current Employee Term; and

(b)          one of the Buyer Designees shall continue (i) coverage for Trade Services Employees under the Seller Benefit Plans and (ii) payroll processing services with respect to Trade Services Employees.

Section 3.06.     Remaining and Former Employees. Following the expiration of the Current Employee Term, the Selling Entities may continue to employ any of their employees that are not Current Employees (the “Remaining Employees”). From the end of the Current Employee Term through March 31, 2021 (the “Wind Down Period”), Premium Brands Services LLC shall continue (a) coverage for Remaining Employees under the Seller Benefit Plans (excluding, for the avoidance of doubt, any equity or equity-based awards of the Selling Entities or any of their Affiliates, and as such Seller Benefit Plans may otherwise be amended or otherwise modified from time to time by Premium Brands Services LLC in accordance with the Asset Purchase Agreement, and, if so required, the parties hereto shall implement amendments to the Seller Benefit Plans to permit such coverage (and the coverage under Section 3.05(b))) and (b) payroll processing services with respect to Remaining Employees and any former employees of the Selling Entities who continue to receive payments related to employment through payroll (e.g., severance and bonus payouts). The Selling Entities shall be responsible for all costs associated with Premium Brands Services LLC’s obligations set forth in clauses (a) and (b) of the prior sentence, with such costs to include (A) the costs of maintaining and amending the Seller Benefit Plans in a manner necessary to permit the Remaining Employees to participate in the Seller Benefit Plans during the Wind Down Period, (B) any additional costs incurred with respect to payroll processing services for the Remaining Employees during the Wind Down Period, (C) contributions to Seller Benefit Plans with respect to the Remaining Employees during the Wind Down Period and (D) the amount of actual medical, dental, disability and other benefits or claims incurred by Remaining Employees (and any eligible spouse or dependent thereof) under self-insured Seller Benefit Plans or worker’s compensation plans, policies or programs during the Wind Down Period. For the avoidance of doubt, the Selling Entities shall be responsible for all amounts due and owing to the Remaining Employees to be paid through payroll (including employer-side payroll taxes related thereto) to Remaining Employees during the Wind Down Period.

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Article 4
Service Costs

Section 4.01.     Service Costs Generally. The fees to be paid (i) by Buyer to Seller for each Service to be provided under this Agreement shall be as set forth for such Service on Schedule A and (ii) by Seller to Buyer for each Service to be provided under this Agreement shall be as set forth for such Service on Schedule B or, in the case of Services contemplated by Article 3, in Section 4.02 (any such costs being referred to herein as “Service Costs”). Except as otherwise provided on Schedule A or Schedule B, for any Service priced on a monthly or other periodic basis, the fee set forth on the applicable Schedule will be equitably prorated if the Closing Date or the date on which such Service is commenced or terminated is not the first calendar day or the last calendar day, respectively, of a calendar month or other relevant period.

Section 4.02.     Compensation Costs.

(a)          Solely with respect to Services contemplated by Article 3, “Service Costs” shall (i) include “fully loaded” costs for the compensation and employee benefits payable or provided to the Current Employees in the ordinary course (as defined in the Asset Purchase Agreement) (with any changes outside the ordinary course as may be reasonably necessary for either party to comply with applicable Laws or shift from self-insured workers compensation plans or programs to third-party insured plans or programs if self-insurance is no longer available to the Provider Entity under applicable Law, subject to the Recipient Entity’s prior written consent, such consent not to be unreasonably withheld) with respect to the period from and after the Closing through the end of the Current Employee Term or the expiration of the Wind Down Period, as the case may be (the “Compensation Costs”), which Compensation Costs shall be inclusive of (A) employee withholding, payroll and similar taxes (including employer-side payroll taxes), (B) contributions to Seller Benefit Plans (excluding, for the avoidance of doubt, any equity or equity-based awards of the Selling Entities or any of their Affiliates), and (C) the amount of actual medical, dental, disability and other benefits or claims incurred by Current Employees (and any eligible spouse or dependent thereof) under self-insured Seller Benefit Plans or worker’s compensation plans, policies or programs, (ii) include only such reasonable and documented third-party costs or reasonable and documented other non-payroll out-of-pocket expenses that are actually incurred in connection with employing, insuring, and providing benefits to the Current Employees in the ordinary course (with any changes outside the ordinary course as may be reasonably necessary for the Provider Entity to comply with applicable Laws or shift from self-insured workers compensation plans or programs to third-party insured plans or programs if self-insurance is no longer available to the Provider Entity under applicable Law, subject to the Recipient Entity’s prior written consent, such consent not to be unreasonably withheld) during the Current Employee Term or the Wind Down Period, as the case may be (“Third Party Costs”), and (iii) not include Compensation Costs incurred with respect to any employee who is not a Current Employee or a Remaining Employee, as the case may be.

(b)          With respect to each payroll period ending during the Current Employee Term or the Wind Down Period, as the case may be, the Recipient Entity will deposit, or cause to be deposited, cash into the applicable payroll account with respect to the Compensation Costs incurred for such payroll period in time for such Compensation Costs to be paid in accordance with past practice for such payroll period, and the Recipient Entity will timely pay, or cause to be timely paid, all Third Party Costs for such payroll period.

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(c)          The obligations of the Provider Entity to provide the Services contemplated by Article 3 shall be conditioned upon the Recipient Entity’s prepayment (in accordance with this Section 4.02) of the Service Costs (including Third Party Costs) payable under this Section 4.02. For the avoidance of doubt, nothing herein shall require double payment in respect of the obligations of any party set forth in the Asset Purchase Agreement, this Agreement or any other Transaction Documents.

Section 4.03.     Taxes. Buyer and Seller shall cooperate in order to minimize any sales, use, value added, goods and services or similar Taxes (collectively, “Sales Taxes”) imposed on the sale of the Services, including providing any applicable sales and use Tax exemption certificates or other documentation necessary to support the characterization of such Services and any available explicit exemptions. Each Recipient Entity shall pay all applicable Sales Taxes incurred with respect to provision of the Services. Such Sales Taxes shall be incremental to other payments or charges identified in this Agreement. Each of Buyer and Seller shall provide executed copies of IRS Form W-9 certifying that such party is exempt from U.S. federal backup withholding Tax. Each party hereto shall be responsible for its own income and franchise Taxes, except as otherwise provided in the Asset Purchase Agreement or any of the other Transaction Documents. Buyer and Seller each agree to provide to the other such information and data as reasonably requested from time to time and, at the other party’s request, to reasonably cooperate in connection with (a) the reporting of any Sales Taxes applicable to the Services, (b) any audit relating to any such Sales Taxes, or (c) any assessment, refund, claim or proceeding relating to any such Sales Taxes. If any Recipient Entity is required to withhold from any amounts otherwise due and payable to the respective Provider Entity pursuant to this Agreement, such Recipient Entity shall be permitted to so withhold and any amounts withheld shall be deemed paid to such Provider Entity for purposes of this Agreement. If any such withholding relates to amounts other than with respect to income and franchise Taxes, the amount paid to such Provider Entity by such Recipient Entity for such Services shall be increased as necessary so that after all such required deductions and withholdings have been made (including such deductions or withholdings applicable to additional sums payable hereunder), such Provider Entity receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

Section 4.04.     Invoicing and Settlement. (a) Unless otherwise indicated on Schedule A or B hereto or in Section 4.02 or the parties agree in writing to a different arrangement, the Provider Entity shall invoice in writing the Recipient Entity on a monthly basis for the charges for Services hereunder for the prior month within 30 days of the end of the applicable calendar month (the date of delivery of such invoice, the “Invoice Date”). Each such invoice shall be in a format and contain a level of detail reasonably sufficient under the circumstances to identify the Services provided during the applicable period and Provider Entity’s calculation of the amounts payable in respect thereof. Provider Entity agrees to provide Recipient Entity with a copy of any supporting documentation for any such invoices that Recipient Entity may reasonably request.

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(b)          The Recipient Entity agrees to pay on or before the date (each, a “Payment Date”) that is 30 days after the Invoice Date by wire transfer of immediately available funds payable to the order of the Provider Entity to such account(s) designated by the Provider Entity all amounts invoiced by the Provider Entity pursuant to Section 4.04(a).

(c)          If Recipient Entity fails to make payment of any Service Costs in accordance with this Section 4.04(a), it shall be required to pay, in addition to the amount of such unpaid Service Costs, interest on such amount at (i) the rate of interest per annum publicly announced by JP Morgan Chase Bank from time to time as its prime rate in effect at its office located at 270 Park Avenue, New York, New York, plus 5%, or (ii) if lower, the highest rate of interest permitted by applicable Law at such time, in each case compounded monthly from, and including, the relevant Payment Date through, but excluding, the actual date of payment.

(d)          If there is a good faith dispute (an “Invoice Dispute”) between Provider Entity and Recipient Entity regarding any amount set forth in any invoice of Service Costs, the disputing party shall promptly notify the other party in writing of each amount that is disputed and the basis therefor; provided that any undisputed invoiced amount shall be paid in accordance with Section 4.04(b). Provider Entity and Recipient Entity shall cooperate and use their commercially reasonable efforts to resolve any such Invoice Dispute. If Provider Entity and Recipient Entity are unable to resolve the Invoice Dispute within 20 days after the applicable party’s receipt of the notice of dispute, then either Provider Entity or Recipient Entity may refer the Invoice Dispute for resolution to Alix Partners (or, if such Person is unwilling or unable to serve, such other similar consulting firm of recognized national standing as Provider Entity and Recipient Entity may mutually agree, which agreement shall not be unreasonably withheld, conditioned or delayed); provided, however, in the event such parties are unable to mutually agree on such Person, Seller, on the one hand, and Buyer, on the other hand, will each select a consulting firm of recognized national standing and each such selected consulting firm will select a third independent consulting firm of recognized national standing to be deemed to be the independent referee hereunder (the “Invoice Accounting Referee”), which shall determine the disputed amounts. The determinations of the Invoice Accounting Referee shall be final and binding on Provider Entity and Recipient Entity. The fees and expenses of the Invoice Accounting Referee shall be borne by Provider Entity and Recipient Entity in the same proportion that the aggregate amount of the disputed items submitted to the Accounting Referee that are unsuccessfully disputed by each such party (as finally determined by the Invoice Accounting Referee) bears to the total amount of such disputed items so submitted. If based on the determinations of the Invoice Accounting Referee any amount is owed by one party to the other party, then the applicable party shall promptly pay such amount with interest, from the date that such amount was required to be paid pursuant to Section 4.04(b) to (but excluding) the date of payment by the applicable party of such amount to the other party.

Section 4.05.     Right to Offset. Each party hereto shall be permitted to offset amounts owing to such party pursuant to this Agreement against payments to be made by such party pursuant to this Agreement.

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Article 5
Additional Agreements

Section 5.01.     Confidentiality. (a) “Confidential Information” means all information in the possession of a party or any of its Affiliates relating to the other party or any Affiliate thereof, relating to, arising out of or in connection with the Services rendered or to be rendered hereunder, but not including (i) information that enters the public domain (or becomes generally known within the industry), other than as a result of a disclosure in violation of this Agreement, (ii) information independently developed or acquired by a party without violating this Section 5.01(a), and/or (iii) information which becomes available on a non-confidential basis to a party from a source other than the other party to this Agreement; provided that the party in question reasonably believes that such source is not or was not bound to hold such information confidential.

(b)          “Representatives” means such Person’s directors, officers, employees, Affiliates, Affiliates’ employees, agents and advisors (including investment bankers and counsel).

(c)          Except with the prior written consent of the other party, each party will use the other party’s Confidential Information solely in connection with the performance of its obligations hereunder and shall use commercially reasonable efforts to restrict access to the other party’s Confidential Information to those employees of such party and its Affiliates and its and their Representatives requiring access for the purpose of providing Services hereunder; provided, however, that each party may make any disclosure permitted pursuant to Section 5.01(d). Each party agrees to be responsible for any breach of this Section 5.01 caused by its Representatives. Any act or failure to act by a Representative of a party that would be a breach hereof if such party took such action or failed to take such action will be deemed such a breach.

(d)          If either party or any of its Representatives is requested by, or such party or any of its Representatives reasonably believes it is required by, law, rule, regulation, stock exchange rule or legal process, to disclose any of the Confidential Information relating to the other party, then if permitted under applicable Law, the disclosing party will provide the other party with prompt notice of any such request or requirement so that such other party may seek a protective order or other appropriate remedy against a third party, to the extent it would be reasonably applicable to the situation. The disclosing party agrees to cooperate with the other party in such other party’s effort to obtain such protective order or other remedies. If such protective order or other remedy is not obtained, or is otherwise not reasonably applicable, the portions of the Confidential Information required to be disclosed (and only such portions) may be disclosed without any liability hereunder.

Section 5.02.     Information Technology Systems. (a) “IT Systems” means any computer software program or information technology system, or part thereof, owned, licensed, leased or provided by a party or leased or provided by its suppliers on such party’s behalf.

(b)          The IT Systems of each party, and any and all modifications or enhancements thereof, or improvements thereto, are and shall remain the sole and exclusive property of such party or its Affiliates and/or its or their suppliers, as applicable.

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(c)          Each party, its Affiliates and its or their respective employees, authorized agents and subcontractors, shall: (i) only use or access the other party’s IT Systems, premises or data to the extent authorized by the other party or required to provide or receive the Services, (ii) maintain reasonable security measures to protect the IT Systems of the other party to which it has access pursuant to this Agreement from access by unauthorized third parties, and any “back door”, “time bomb”, “Trojan Horse”, “worm”, “drop dead service”, “virus” or other computer software routine intended or designed to disrupt, disable, harm or otherwise impede in any manner the operation of such IT Systems, (iii) not permit access or use of the IT Systems of the other party by a third party other than as authorized by prior written consent of the other party, (iv) not disable, damage or erase or disrupt or impair the normal operations of the IT Systems of the other party and (v) comply with the other party’s security policies and procedures (as may be updated from time to time upon reasonable prior notice) in relation to the use and access of the other party’s IT Systems. Each party shall promptly notify the other party in the event it or any of its Affiliates becomes aware of or suspects that there has been a breach of security or a loss, theft or unauthorized access, use or disclosure of any IT Systems, premises or data of any Provider Entity or Recipient Entity.

Section 5.03.     Books and Records. (a) Each party shall maintain true and accurate books and records of all transactions pertaining to, and all data used by such party and its Affiliates in the performance of, the Services (the “TSA Records”). The TSA Records shall be maintained in accordance with applicable Law.

(b)          Subject to applicable Law and the confidentiality provisions of Section 5.01, with respect to any Service during the term of such Service, each party shall, and shall cause its Affiliates to, upon reasonable advance notice, afford the other party and its representatives reasonable access, during normal business hours, to the employees, properties, TSA Records and other documents that are reasonably requested in connection with the provision and receipt of such Service hereunder; provided that any such access shall not unreasonably interfere with the conduct of the business of the party providing such access; and provided further that in the event any party reasonably determines that affording any such access to the other party would be commercially detrimental in any material respect or violate any applicable Law or agreement to which such party or any Affiliate thereof is a party, or waive any attorney-client privilege applicable to such party or any Affiliate thereof, the parties shall use reasonable efforts to permit the compliance with such request in a manner that avoids any such harm or consequence.

Section 5.04.     Compliance with Applicable Law. Each party shall at all times fully comply with all applicable Law to which such party and its Affiliates (to the extent such Affiliates are engaged in the receipt or provision of Services) are subject in connection with the receipt or provision of Services hereunder, as applicable.

Section 5.05.     Employee Matters. All matters relating to Current Employees (including Trade Services Employees) and Transferred Employees (including, in each case, in the provision of Services to Seller and its Affiliates in accordance with the the terms hereof) shall be under the direction, control and supervision of the Buyer. All matters relating to Remaining Employees shall be under the direction, control and supervision of the Selling Entities. Nothing in this Agreement is intended to transfer the employment of employees engaged in the provision of any Service from one party to the other. All employees of a party and any of its Affiliates will be deemed for all compensation, employee benefits, tax and social security contribution purposes to be employees of such party or its Affiliates and not employees of the other party or any of its Affiliates. In providing the Services, Provider Entity shall not be obligated to maintain the employment of any specific employee.

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Article 6
Term and Termination

Section 6.01.     Term. Except as otherwise provided in this Article 6, the Provider Entity shall provide each Service beginning on the Closing Date for the period set forth opposite such Service on the applicable Schedule A or Schedule B or for the periods specified in Article 3 (each such period, a “Service Period” and the longest Service Period, as amended, the “Term”).

Section 6.02.     Termination of Services. (a) Any Service (or portion thereof) may be terminated at any time prior to expiration of the applicable Service Period as follows:

(i)        by the Recipient Entity, for any reason or for no reason, by delivery of written notice to the Provider Entity not less than ten days prior to the effective date of such termination (a “Termination Notice”); or

(ii)       by either party, if the other party is in material breach of this Agreement, upon ten days’ notice to the other party and the other party’s failure to cure during such ten days.

(b)          If (i) Buyer reasonably determines that the termination of a Service provided by Seller or its Affiliates at the expiration of the applicable Service Period would disrupt the operation of the Business or (ii) Seller reasonably determines that the termination of a Service provided by Buyer or its Affiliates would disrupt the wind down of its operations, in each case, the party receiving the Service may request that the other party consent to an extension of the term of the Service with at least 30 days’ prior written notice, such consent not to be unreasonably withheld, conditioned or delayed, except in the case of a termination pursuant to Section 6.02(a)(ii). Such notice must specify the Service to be extended and the period of extension requested by the requesting party.

(c)          Any Service may be terminated without the termination of any other Service; provided that if, in the reasonable determination of Provider Entity, it is technically infeasible or commercially impracticable to terminate one Service without terminating one or more other Services, Recipient Entity shall be required (upon reasonable notice by Provider Entity following receipt of a Termination Notice) to concurrently terminate all such Services for which separate termination would be technically infeasible or commercially impracticable. Each Provider Entity acknowledges and agrees that after partial termination of this Agreement by the respective Recipient Entity with respect to any particular Service, such Recipient Entity shall not have any payment obligations with respect to such Service performed after the effective date of such termination.

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Section 6.03.     Termination of this Agreement. (a) This Agreement shall terminate upon the earlier to occur of (i) expiration of the Term and (ii) the date on which all Services have expired pursuant to Section 6.01 and/or been terminated pursuant to Section 6.02(a) (the period commencing on the Closing Date and ending on the date of termination pursuant to the foregoing sentence, the “Transition Period”).

(b)          The provisions of Section 2.07(c), Section 2.07(d), the first sentence of Section 2.08, Article 6, Article 7 (in respect of claims for indemnification based on actions or omissions of the Indemnifying Party prior to termination of this Agreement) and Article 8 shall survive any termination of this Agreement.

(c)          Following notice of termination of any Service (or expiration in accordance with applicable Schedule A or B or Article 3), the parties agree to reasonably cooperate in providing for an orderly transition of such Service to the Recipient Entity or a successor service provider; provided that any costs and expenses incurred in connection with such transition will be the responsibility of the Recipient Entity.

(d)          Expiration or termination of the Term shall not release any party hereto from any Liability or obligation that has accrued as of the effective date of such expiration or termination and shall not constitute a waiver or release of, or otherwise be deemed to adversely affect, any rights, remedies or claims which any party may have hereunder at Law, in equity or otherwise or which may arise out of or in connection with such termination or expiration.

Article 7
Indemnification; Limitation on Liabilities

Section 7.01.     Indemnification. (a) Each party, in its capacity as the Recipient Entity hereunder, agrees to indemnify and hold harmless the other party, in its capacity as Provider Entity hereunder, its Affiliates, and its and their respective directors, officers, agents, employees or other Representatives (each, a “Provider Indemnified Person”) from and against any damages asserted against or incurred by any Provider Indemnified Person (i) as a result of or arising out of any claim, action or proceeding by any third party (a “Third Party Claim”) in connection with the Services supplied by any Provider Indemnified Person under this Agreement or (ii) arising out of Recipient Entity’s breach of this Agreement; provided that the Recipient Entity shall not be responsible for (A) any damages of any Provider Indemnified Person to the extent such damages or expenses have resulted from any Provider Indemnified Person’s gross negligence or willful misconduct, or (B) any damages for which the Provider Entity is required to indemnify a Recipient Indemnified Person pursuant to Section 7.01(b).

(b)          Each party, in its capacity as the Provider Entity hereunder, agrees to indemnify and hold harmless the other party, in its capacity as Recipient Entity hereunder, its Affiliates, and its and their respective directors, officers, agents, consultants, representatives and/or employees or other Representatives (each, a “Recipient Indemnified Person”) from and against any damages asserted against or incurred by any Recipient Indemnified Person as a result or arising out of the Services supplied by any Provider Entity under this Agreement, but only to the extent such damages result from or arise out of any Provider Indemnified Person’s gross negligence or willful misconduct.

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Section 7.02.     Indemnification Procedures. The Provider Indemnified Person or Recipient Indemnified Person (the “Indemnified Party”) shall provide the party providing indemnification (the “Indemnifying Party”) with reasonably prompt notice concerning the existence of the indemnifiable event; provided that failure to comply with the foregoing shall not constitute a waiver of the right to indemnification and shall affect the Indemnifying Party’s indemnification obligations only to the extent that it is materially prejudiced by such failure or delay.

Section 7.03.     Calculation of Damages. (a) The amount of any damages payable under Section 7.01(a) by the Indemnifying Party shall be net of any (i) amounts recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor and (ii) Tax benefit actually realized by the Indemnified Party in the taxable year of the incurrence or payment of any such damages. Any such Tax benefit shall be reduced by any Tax costs incurred as a result of the corresponding indemnity payment and calculated on a “with and without” basis. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any damages subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any out-of-pocket costs and expenses incurred by such Indemnified Party in collecting such amount. Each Indemnified Party shall use reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any damages payable under Section 7.01.

(b)          Each Indemnified Party must use commercially reasonable efforts to mitigate in accordance with applicable Law its damages for which such Indemnified Party seeks indemnification under this Agreement.

Section 7.04.     No Representations. Except as expressly set forth in this Agreement, no Provider Entity makes any express or implied warranties or guarantees with respect to the Services. Without limiting the foregoing, NO STATUTORY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE SHALL APPLY TO THE SERVICES.

Section 7.05.     Exclusivity. Under no circumstances shall a Provider Indemnified Person be liable to a Recipient Entity, its Affiliates or any other Person for any damages in connection with the provision of the Services, except for any damages to the extent attributable to a Provider Indemnified Person’s gross negligence or willful misconduct. Section 7.01 will provide the exclusive remedy for any breach of covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby.

Section 7.06.     Limitation on Liability. The liability of Recipient Entity and its Affiliates pursuant to Section 7.01(a) shall in no event exceed the Service Fees payable by Recipient Entity and its Affiliates pursuant to this Agreement. The liability of Provider Entity and its Affiliates pursuant to Section 7.01(b) shall in no event exceed the Service Fees actually received by Provider Entity and its Affiliates pursuant to this Agreement. Without limiting any of the foregoing in this Article 7, in no event shall any of the Selling Entities have any Liability under this Agreement arising from or related to the continued employment of the Current Employees as provided in this Agreement or any Buyer Directives, including any Liability for consequential or other indirect damages, including for any loss of profits, revenue, business reputation or opportunity, any diminution of value, or any damages (each of which is hereby disclaimed).

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Article 8
Miscellaneous

Section 8.01.     Notices. All notices or other communications required or permitted under, or otherwise made in connection with, this Agreement shall be in writing and shall be deemed to have been duly given or made (i) when delivered in person, (ii) when transmitted by electronic mail if on a Business Day and prior to 5:00PM local time of the recipient on such Business Day, otherwise the next succeeding Business Day, (iii) upon receipt after dispatch by registered or certified mail, postage prepaid, or (iv) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:

if to Buyer, to:

Premium Apparel LLC
933 MacArthur Boulevard

Mahwah, NJ 07430

Attn: Dan Lamadrid, CFO

Email: dan.lamadrid@ascenaretail.com

with a mandated copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017

Attention:	Brian Wolfe

Darren Schweiger

Email:	brian.wolfe@davispolk.com

darren.schweiger@davispolk.com

if to Seller, to:

Gary Muto, CEO

Ascena Retail Group, Inc.

7 Times Square

New York, NY 10036

Email: gary.muto@ascenaretail.com

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Dan Lamadrid, CFO

Ascena Retail Group, Inc.

933 MacArthur Boulevard

Mahwah, NJ 07430

Email: dan.lamadrid@ascenaretail.com

with a mandated copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654

Attention:	Steve Toth

John R. Luze

Email:	steve.toth@kirkland.com

john.luze@kirkland.com

and to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022

Attention:	Steven N. Serajeddini
Email:	steven.serajeddini@kirkland.com

Section 8.02.     Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)          No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise set forth in Section 7.05, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.03.     Costs. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party (including its Affiliates) incurring such cost or expense.

Section 8.04.     Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives, and permitted assigns, including any trustee appointed under Chapter 11 or Chapter 7 of the Bankruptcy Code; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party hereto.

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Section 8.05.     Governing Law. Except to the extent the mandatory provisions of the Bankruptcy Code apply, this Agreement, and all claims and causes of action arising out of, based upon, or related to this Agreement or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware, without regard to choice or conflict of law principles that would result in the application of any Laws other than the Laws of the State of Delaware.

Section 8.06.     Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court (or any court exercising appellate jurisdiction over the Bankruptcy Court) in respect of any suit, action or proceeding arising out of, based upon or relating to this Agreement or any of the rights and obligations arising hereunder, and agrees that it will not bring any action arising out of, based upon or related thereto in any other court; provided, however, that, if the Bankruptcy Case is dismissed, any suit, action or proceeding arising out of, based upon or relating to this Agreement or the transactions contemplated hereby shall be heard and determined solely in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware and any direct appellate court therefrom). Each party hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any such suit, action or proceeding, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with applicable Law, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement or any other agreement or instrument contemplated hereby or entered into in connection herewith, or the subject matter hereof or thereof, may not be enforced in or by such courts. Each party agrees that notice or the service of process in any suit, action or proceeding arising out of, based upon or relating to this Agreement or any of the rights and obligations arising hereunder or thereunder, shall be properly served or delivered if delivered in the manner contemplated by Section 8.01 or in any other manner permitted by applicable Law.

Section 8.07.     Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.08.     Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, and by each party on separate counterparts. Each such counterpart shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Delivery of a counterpart hereof by email attachment shall be an effective mode of delivery. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, other than the Indemnified Parties, who are intended third party beneficiaries of the provisions of Article 7 entitled to enforce such provisions as if directly a party hereto.

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Section 8.09.     Entire Agreement. This Agreement and the Transaction Documents constitute the entire agreement between the parties and their respective Affiliates with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 8.10.     Severability. Each term, provision, covenant and restriction of this Agreement is severable. If any such term, provision, covenant or restriction is held by a court of competent jurisdiction to be invalid, void or unenforceable, (a) it shall have no effect in that respect and the parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute term, provision, covenant or restriction (as applicable), the effect of which is as close to its intended effect as possible; and (b) the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

Section 8.11.     Independent Contractor. Nothing contained in this Agreement shall be construed to create the relationship of joint venture or partnership among Seller and Buyer. Buyer and Seller are independent contractors and shall be free, subject to the terms and conditions of this Agreement, to exercise judgment and discretion with regard to the conduct of their respective businesses.

Section 8.12.     Non-Exclusivity. Nothing in this Agreement shall prevent Buyer or Seller during the term of this Agreement from providing any services to any other party.

Section 8.13.     Specific Performance. Each party acknowledges and agrees that irreparable damage would occur if this Agreement were not performed by such party in accordance with the terms thereof and that the other party shall be entitled to an injunction or injunctions to prevent breaches of such terms and provisions or to enforce specifically the performance of such terms and provisions in addition to any other remedy to which such party is entitled at law or in equity in accordance with the terms set forth in this Agreement. The parties further acknowledge and agree that no party shall be required to post any bond, guaranty or other surety or make a showing of irreparable harm in order to obtain any such injunction or specific performance.

Section 8.14.     Asset Purchase Agreement. Nothing herein is intended to modify, limit, expand, or otherwise affect the representations, warranties, covenants, agreements and indemnifications contained in the Asset Purchase Agreement, or any remedies with respect thereto, and such representations, warranties, covenants, agreements and indemnifications shall remain in full force and effect in accordance with the terms of the Asset Purchase Agreement.

[Signature page follows.]

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IN WITNESS WHEREOF, this Agreement has been duly executed by a duly authorized officer of each party hereto as of the date first above written.

LANE BRYANT BRANDS OPCO LLC

By:	/s/ Dan Lamadrid
	Name:	Dan Lamadrid
	Title:	Executive Vice President & Chief Financial Officer

PREMIUM BRANDS OPCO LLC

By:	/s/ Dan Lamadrid
	Name:	Dan Lamadrid
	Title:	Executive Vice President & Treasurer

PREMIUM BRANDS SERVICES LLC

By:	/s/ Dan Lamadrid
	Name:	Dan Lamadrid
	Title:	Executive Vice President, Chief Financial Officer & Treasurer

ASCENA RETAIL GROUP, INC.

By:	/s/ Carrie Teffner
	Name:	Carrie Teffner
	Title:	Authorized Signatory